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                                                                      EXHIBIT 12


                            SPLITROCK SERVICES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                      Period from
                                                       Inception
                                                    (March 5, 1997)   Six Months
                                                        through          Ended
                                                      December 31,      June 30,
                                                          1997            1998
                                                      ------------     ---------

Pre-tax loss from continuing operations                 $(10,121)      $(13,628)

Fixed charges:
  Interest expense and amortization
  of debt discount and premium on
  all indebtedness                                           235            842

  Portion of rentals on facilities
  representative of an interest factor                        72            207
                                                        --------        -------
  Total fixed charges                                        307          1,049

Loss before income taxes and fixed charges              $ (9,814)      $(12,579)
                                                        ========       ========
  Ratio of earnings to fixed charges:                       A              A
                                                        ========       ========


                   COMPUTATION OF PROFORMA RATIO OF EARNINGS
                     TO FIXED CHARGES AFTER ADJUSTMENT FOR
                          ISSUANCE OF SENIOR NOTES

                                                      Period from
                                                       Inception
                                                    (March 5, 1997)   Six Months
                                                        through          Ended
                                                      December 31,      June 30,
                                                          1997            1998
                                                      ------------     ---------
Loss before income taxes and fixed charges, as above:   $ (9,814)      $(12,579)
                                                        ========       ========
Fixed charges, as above                                      307          1,049

Adjustments:
  Estimated net increase in interest expense
  from financing                                          26,187         15,507
                                                        --------       --------

             Total pro forma fixed charges              $ 26,494       $ 16,556
                                                        ========       ========
Pro forma ratio of earnings to fixed charges                A              A
                                                        ========       ========

(A) As a result of the losses incurred, the Company was unable to fully cover the indicated fixed charges.